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Exhibit 5 and 23.1

September 29, 2003

Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois 60064-6400

and

Mr. Thomas M. Wascoe, Plan Administrator
of the Abbott Laboratories Stock Retirement Program
100 Abbott Park Road
Abbott Park, Illinois 60064-6400

Ladies and Gentlemen:

I am Senior Vice President, Secretary and General Counsel of Abbott Laboratories, an Illinois corporation. I have examined the Registration Statement on Form S-8 to which this is an exhibit, to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 18,310,136 additional common shares of Abbott Laboratories, without par value, and of an indeterminate amount of interests to be offered or sold pursuant to the Abbott Laboratories Stock Retirement Program. I, or members of my staff, have also examined, or are otherwise familiar with, the Restated Articles of Incorporation and By-Laws of Abbott Laboratories (the "Company"), as amended, the Abbott Laboratories Stock Retirement Trust (the "Trust"), the Abbott Laboratories Stock Retirement Trust (Puerto Rico) (the "Puerto Rico Trust") and the Abbott Laboratories Stock Retirement Program (the "Program"), and all amendments to the Trust, the Puerto Rico Trust and the Program up to the date hereof. In addition, I have made such other examinations and have ascertained or verified to my satisfaction such additional facts as I deem pertinent under the circumstances.

On the basis of such examinations, I am of the opinion that:

1.
The common shares to be offered and sold under the Program may be (a) such as have been purchased for that purpose from the holders thereof; or (b) such as shall be newly issued by Abbott Laboratories. All legal and corporate proceedings necessary to the authorization and issuance of the common shares heretofore issued have been duly taken and such common shares have been legally issued, and when utilized for the purposes of the Program according to the provisions thereof, will be legally issued, fully paid and nonassessable outstanding common shares of the Company. As to such common shares as may be issued hereafter, either directly for the purposes of the Program or issued for other purposes and then acquired from the holders, they will when utilized for the purposes of the Program according to the provisions thereof, be legally issued, fully paid and nonassessable outstanding common shares of the Company.

2.
The Program has been duly and legally authorized and adopted and both the Trust and the Puerto Rico Trust, created to implement the Program, have been duly and legally authorized and created. The Trust is a valid trust enforceable according to its terms under the laws of the State of Illinois and the participants in Part A of the Program have valid beneficial interests in the Trust, subject to the terms of the Trust and Part A of the Program. The Puerto Rico Trust is a valid trust enforceable according to its terms under the laws of the Commonwealth of Puerto Rico and the participants in Part B of the Program have valid beneficial interests in the Puerto Rico Trust, subject to the terms of the Puerto Rico Trust and Part B of the Program.

I hereby consent to the filing of this legal opinion as an exhibit to the Registration Statement on Form S-8 to be filed by Abbott Laboratories with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the additional common shares issuable pursuant to the Program and to the reference to me under the caption "Interest of Named Experts and Counsel" in such Registration Statement.

Very truly yours,

Jose M. de Lasa
Senior Vice President,
Secretary and General Counsel

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  Exhibit 5 and 23.1